CNL Strategic Capital, LLC POS AM

Exhibit 23.5

Consent of Independent Auditors

We consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-222986) and related prospectus of CNL Strategic Capital, LLC of our reports dated March 12, 2020 on the consolidated financial statements of Polyform Holdings, Inc. and Subsidiary, as of December 31, 2019 and December 31, 2018 and for the year ended December 31, 2019 and the period from February 7, 2018 to December 31, 2018, and to the reference to our firm under the caption "Experts" in the prospectus.

/s/ Plante & Moran, PLLC

Chicago, IL

April 10, 2020